Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

 Kulicke & Soffa Raises Quarterly Dividend by 21%
Quarterly Dividend Increases to $0.17
Provides Update on Recent Repurchase Activity

SINGAPORE – October 18, 2021 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa,” “K&S” or the “Company”), announced today that its Board of Directors has declared and authorized a quarterly dividend of $0.17 per share of common stock, representing a $0.03 increase over its most recent dividend payable on October 12, 2021. The dividend payment will be made on January 10, 2022 to holders of record as of December 23, 2021.

“We recently highlighted a very promising business outlook during our Investor Day on September 23rd reinforcing our commitment to a long-term and growing dividend payout. Today we are following through with that commitment with our second sequential dividend increase,” stated Fusen Chen, President and CEO.

K&S most recently raised its quarterly dividend by $0.02, prior to the December 24, 2020 record date. In addition to providing investors with a consistent return, through its growing dividend program, the Company continues to actively repurchase shares through its opportunistic share repurchase program. During the first two weeks of fiscal year 2022, the Company repurchased $3.6 million in open market share repurchases.

About Kulicke & Soffa
Kulicke & Soffa (NASDAQ: KLIC) is a leading provider of semiconductor, LED and electronic assembly solutions serving the global automotive, consumer, communications, computing and industrial markets. Founded in 1951, K&S prides itself on establishing foundations for technological advancement - creating pioneering interconnect solutions that enable performance improvements, power efficiency, form-factor reductions and assembly excellence of current and next-generation semiconductor devices.
Leveraging decades of development proficiency and extensive process technology expertise, Kulicke & Soffa’s expanding portfolio provides equipment solutions, aftermarket products and services supporting a comprehensive set of interconnect technologies including wire bonding, advanced packaging, lithography, and electronics assembly. Dedicated to empowering technological discovery, always, K&S collaborates with customers and technology partners to push the boundaries of possibility, enabling a smarter future.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880-9309
F: +65-6880-9580
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Investor Relationships & Strategic Initiatives
P: +1-215-784-7500
F: +1-215-784-6180
investor@kns.com
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